Exhibit 2.1

EXECUTION VERSION

THIS FIRST AMENDMENT, dated as of July 6, 2015 (this “First Amendment”), to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of May 17, 2015 by and among BCP IV GrafTech Holdings LP, a Delaware limited partnership (“Parent”), Athena Acquisition Subsidiary Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and GrafTech International Ltd., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, under Section 2.1(d)(i) of the Merger Agreement, the Offer will expire on July 7, 2015, unless the Offer is extended pursuant to and in accordance with the Merger Agreement;

WHEREAS, Section 2.1(d)(ii)(B) of the Merger Agreement contemplates that, under certain conditions, Parent will extend the Offer for an additional ten (10) Business Days in order to permit satisfaction of the conditions to the Offer;

WHEREAS, among others, receipt of certain regulatory approvals are a condition to the Offer;

WHEREAS, not all required regulatory approvals have been received;

WHEREAS, Section 9.5 of the Merger Agreement permits amendment of the Merger Agreement by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company;

WHEREAS, in order to allow for receipt of regulatory approvals, the Parties desire to extend the Offer on the date hereof, from July 7, 2015 to July 28, 2015 (fifteen (15) Business Days after the July 7th expiration date), without prejudice to any additional extensions that may be permitted by Section 2.1(d)(ii)(B) of the Merger Agreement; and

WHEREAS, capitalized terms used herein without definition herein shall have the meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Acquisition Sub and the Company hereby agree as follows:

ARTICLE I

AMENDMENTS TO MERGER AGREEMENT

1.1 Amendment to Section 2.1(d)(ii). Section 2.1(d)(ii) of the Merger Agreement is hereby amended:

(a) by deleting clause (B) thereof and replacing it with the following:

“(B) in the event that (i) the Minimum Condition is satisfied and any or all of the other conditions to the Offer are not satisfied or waived (if permitted hereunder) as of expiration of the fifteen (15) Business Day period referred to in clause (D) of this Section 2.1(d)(ii), Parent shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer or shorter period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer or (ii) the Minimum Condition is not satisfied as of expiration of the fifteen (15) Business Day period referred to in clause (D) of this Section 2.1(d)(ii), Parent may (in its sole discretion) extend the Offer for successive extension periods of up to ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of the Minimum Condition and any other conditions set forth on Annex A that have not then been satisfied or waived (if permitted hereunder); provided, however, that the foregoing clauses (A) or (B) of this Section 2.1(d)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article IX; and

(b) to delete the word “and” at the end of clause (B);

(c) to delete the period at the end of clause (C) and to add:

”; and

(D) On July 6, 2015, Parent shall extend the Offer for one period of fifteen (15) Business Days, from July 7, 2015 to July 28, 2015.”

1.2 Amendment to Section 4.6(b)(ii). Section 4.6(b)(ii) of the Merger Agreement is amended to replace the number “4,193,962” appearing therein with the number “2,226,358”.

ARTICLE II

GENERAL PROVISIONS

2.1 No Other Amendment. This Amendment shall apply and be effective only with respect to the provisions of the Merger Agreement specifically referred to herein.

2.2 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.3 Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

IN WITNESS WHEREOF, the undersigned have caused this First Amendment to be executed by their respective duly authorized officers to be effective as of the date first above written.

BCP IV GRAFTECH HOLDINGS LP,

By:	BPE IV (Non-Cdn) GP LP,
its general partner

	By:	Brookfield Capital Partners Ltd.,
its general partner

	By:	/s/ David Nowak
David Nowak
Managing Partner

	By:	/s/ J. Peter Gordon
J. Peter Gordon
Managing Partner

ATHENA ACQUISITION SUBSIDIARY INC., a Delaware corporation

By:	/s/ David Neiman
Name:	David Neiman
Title:	Senior Vice President

GRAFTECH INTERNATIONAL LTD., a Delaware corporation

By:	/s/ Quinn J. Coburn
Name:	Quinn J. Coburn
Title:	VP of Finance, Treasurer and Interim CFO